Exhibit 99(a)(1)(R)

Second Amended and Restated

Offer to Purchase for Cash

by

SCG FINANCIAL ACQUISITION CORP.

of

All of the Issued and Outstanding Shares of Common Stock

of

SCG Financial Acquisition Corp.

at a Purchase Price of $10.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, APRIL 5, 2013 UNLESS THE OFFER IS EXTENDED.

March 28, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by SCG Financial Acquisition Corp., a Delaware corporation (the “Company”), to act as Information Agent in connection with its offer to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share (the “SCG Common Shares”), including the SCG Common Shares issued as part of the units in the Company’s initial public offering (the “IPO”, and each SCG Common Share issued as part of the units in the IPO, a “Public Share”), at a purchase price of $10.00 per SCG Common Share, net to the seller in cash, without interest (the “Share Purchase Price”), for a total purchase price up to $80,000,000, upon the terms and subject to the conditions set forth in the Second Amended and Restated Offer to Purchase dated March 28, 2013 (the “Offer to Purchase”) and the related Second Amended and Restated Letter of Transmittal for SCG Common Shares (the “Letter of Transmittal”, which, together with the Offer to Purchase, as they may be amended or supplemented from time-to-time, constitute the “Offer”). Notwithstanding the foregoing, the Offer is conditioned upon, among other things, the Merger Condition (as defined in the Offer to Purchase) being satisfied. Please furnish copies of the enclosed materials to those of your clients for whom you hold SCG Common Shares registered in your name or in the name of your nominee.

Enclosed with this letter are copies of the following documents:

1.	Second Amended and Restated Offer to Purchase dated March 28, 2013;

2.	Second Amended and Restated Letter of Transmittal, for your use in accepting the Offer and tendering SCG Common Shares of and for the information of your clients;

3.

A form of letter that may be sent to your clients for whose account you hold SCG Common Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Certain conditions to the Offer are described in “The Offer — Conditions to the Offer” of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on Friday, April 5, 2013, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the SCG Common Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such SCG Common Shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of SCG Common Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will not pay or cause to be paid any transfer taxes applicable to its purchase of SCG Common Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.